Exhibit 10.106

                            COMPROMISE AND SETTLEMENT
                                    AGREEMENT
                                AND FULL RELEASES

         THIS COMPROMISE AND SETTLEMENT AGREEMENT is made this 29th day of June 2004, at Los Angeles County, California, and at Martin County, Florida, by and between MARVIN ENGINEERING CO., INC. andCLEAN WATER TECHNOLOGY, INC. ("MEC/CWT")and ULTRASTRIP SYSTEMS, INC. ("Ultrastrip").

                                 R E C I T A L S

         A. On June 4, 2003, the parties hereto executed a Compromise and Settlement Agreement and Full Releases ("Compromise and Settlement"), whereby MEC/CWT dismissed its lawsuit against Ultrastrip. The Compromise and Settlement provided that the parties perform certain terms and conditions with respect to each other.

         B. The parties now desire to cancel and terminate all remaining unperformed terms and conditions of the Compromise and Settlement, as well as resolve all remaining disputes and claims, and have, therefore, agreed upon the following terms in order to accomplish this purpose.

         NOW, THEREFORE, in consideration of the terms and conditions contained in this Compromise and Settlement Agreement, including the Recitals stated above, it is hereby agreed:

         1. MUTUAL COMPROMISE AGREEMENT. Each party, in consideration of the promises and concessions made by the other, hereby compromises and settles any and all past, present or future claims, demands, obligations, or causes of action, whether based on tort, contract or other theories of recovery, which that party has against the other party and the other party's predecessors, successors in interest, heirs and assigns, as well as past, present and future officers, directors, shareholders, agents, employees and partners, arising from the subject matter of the transactions and actions described in the Recitals of this Agreement on the following terms and conditions:

            a. Ultrastrip shall, subject to Ultra Strip Board approval, pay MEC/CWT the sum of Forty Thousand Dollars ($40,000.00) in two equal payments. The first, Twenty Thousand Dollars ($20,000.00) shall be paid no later than July 15, 2004. The second payment of Twenty Thousand Dollars ($20,000.00) shall be paid upon the pick up of the equipment as described below in 1.b. Provided that the equipment was collected by CWT the second payment will be paid by or before July 31, 2004.

            b. Ultrastrip shall return to MEC/CWT and MEC/CWT will pick up, at MEC/CWT's sole expense, two (2) waste water systems from Ultrastrip, at its place of business at Stewart, Florida. The two waste water systems consist of the component parts set forth on the attached Exhibit "A".

         2. MUTUAL GENERAL RELEASE. Except for the rights and obligations provided for and described in this Compromise and Settlement Agreement, each party, on behalf of itself and each of its successors, predecessors, subsidiaries, parents, affiliates, divisions, components, shareholders, employees, agents, officers, directors, insurers, attorneys, and representatives, hereby releases and discharges the other party and that party's successors, predecessors, subsidiaries, parents, affiliates, divisions, components, shareholders, employees, agents, officers, directors, insurers, attorneys, and representatives, from any and all rights, actions, obligations, claims, promises, acts, agreements, contracts, accounts, costs, expenses, damages, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, whether in law or equity, which each such party had or now has or may hereafter have against the other party arising out of or based upon any fact, event, matter, or thing existing or occurring from the beginning of time to and including the date of this Compromise and Settlement Agreement.

         3. Unknown Claims

         a. Each party acknowledges and agrees that the release he or it gives to the other party upon executing this Agreement applies to all claims for injuries, damages or losses to his or its own person and property, real or personal, whether those injuries, damages or losses are known or unknown, foreseen or unforeseen, patent or latent, which he or it may have against the other party. Each party waives application of California Civil Code Section 1542(b). Each party certifies that he or it has read the following provisions of California Civil Code Section 1542:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." and indicates that fact by signing this Agreement.

            b. Each party understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 542 is that even if any party to this Agreement should eventually suffer additional damages arising out of the facts referred to in the Recitals, that party will not be able to make any claim for those damages. Furthermore, each party acknowledges that he or it consciously intends these consequences even as to claims for damages that may exist as of the date of this release but which he or it does not know exist, and which, if known, would have materially affected his or its decision to execute this release regardless of whether his or its lack of knowledge is a result of ignorance, oversight, error, negligence or any other cause.

By:                                     By:
   ---------------------------------       ----------------------------------
   [ILLEGIBLE]                             Stephen R. Johnson
   Executive Vice President                President and Chief Executive Officer

CLEAN WATER TECHNOLOGIES, INC.

By:
   ----------------------------------
   ARIEL LECHTER
   Chief Executive Officer

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

                                   EXHIBIT "A"
                       DESCRIPTION OF WASTE WATER SYSTEMS
                          TO BE PICKED UP AT ULTRASTRIP

Each waste water system consists of the following components:

    Item No.               Description                             Quantity
    --------               -----------                             --------

                           FLOTATION TANK CONSISTING OF:
        1                  Water pump                                  1
        2                  Skimmer motor and drive                     1
        3                  WAM can                                     1
        4                  LSGMs                                       2
        5                  Level sensor                                1
                           CHEMICAL SYSTEM CONSISTING OF:
        6                  Chemical tanks 55 gallons                   2
        7                  Neptune chemical mixers                     2
        8                  LMI chemical pumps                          2
        9                  Chemical tank stands                        2
                           SLUDGE HOPPER CONSISTING OF:
       10                  Sludge tank                                 1
       11                  Air diaphragm pump                          1
                           POWER SUPPLY CONSISTING OF:
       12                  Power panel                                 1
       13                  Transformer                                 1

                                       3